UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2011

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, IL	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On August 1, 2011, CF Industries Holdings, Inc. (the “Company”), CF Industries, Inc. (the “Borrower”), various financial institutions party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, entered into a Second Amendment to Credit Agreement and Amendment to Guaranty and Collateral Agreement (the “Amendment”), which further amends the Credit Agreement, dated as of April 5, 2010 (as amended prior to the date of the Amendment, the “Credit Agreement”) and the Guaranty and Collateral Agreement, dated as of April 5, 2010. The Amendment became fully effective as of August 3, 2011.

The Amendment, among other things, increases the amounts of indebtedness permitted to be borrowed under certain secured and unsecured indebtedness baskets not to exceed a percentage of consolidated total assets and, in certain cases, subject to pro forma compliance with a maximum leverage ratio, permits certain investments if the Company is in pro forma compliance with a minimum interest coverage ratio and a maximum leverage ratio, increases the amounts available under certain dividend and other restricted payment baskets, includes provisions to permit the Borrower and guarantors under the Credit Agreement to release the liens on certain assets securing the obligations under the Credit Agreement, subject to certain conditions, and provides for a $500 million incremental credit facility that may be used by the Borrower to increase the revolving commitments under the Credit Agreement or may be drawn in the form of one or more new term loans under the Credit Agreement subject to terms to be agreed.

In addition, the Amendment extends the maturity date of the Credit Agreement to 2016, replaces the total leverage based pricing grid with a corporate ratings based pricing grid for purposes of determining the commitment fee and interest rate margin, and permits the Borrower and the guarantors under the Credit Agreement to release the liens on substantially all of the assets securing the obligations under the Credit Agreement if the Company obtains a public corporate credit rating from S&P of at least BBB- and a public corporate family rating from Moody’s of at least Baa3.

A copy of the Amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Amendment are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 8.01               Other Events.

On August 4, 2011, the Company announced that its Board of Directors authorized the repurchase of up to $1,500 million of the Company’s common stock through December 31, 2013. Purchases under the repurchase program may be made from time to time in the open market, through privately negotiated transactions, block transactions, or otherwise. The manner, timing, and amount of any purchases will be determined by the Company’s management based on their evaluation of market conditions, stock price, and other factors.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

10.1

Second Amendment to Credit Agreement and Amendment to Guaranty and Collateral Agreement, dated as of August 1, 2011, by and among CF Industries Holdings, Inc., CF Industries, Inc., various financial institutions party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, amending the Credit Agreement, dated as of April 5, 2010, as subsequently amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2011	CF INDUSTRIES HOLDINGS, INC.

	By:		/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Second Amendment to Credit Agreement and Amendment to Guaranty and Collateral Agreement, dated as of August 1, 2011, by and among CF Industries Holdings, Inc., CF Industries, Inc., various financial institutions party thereto as lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, amending the Credit Agreement, dated as of April 5, 2010, as subsequently amended.